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                                                                    EXHIBIT 2.2

                              REDEMPTION AGREEMENT

      THIS AGREEMENT made this 2nd day of April, 2004 between EUGENE WELDING COMPANY, a Michigan corporation (the "Corporation") and CHARLES VANELLA (the "Shareholder").

                               R E C I T A L S :

      The Corporation has forty (40) shares of common stock issued and outstanding and all of which are owned by the Shareholder. Four (4) of those shares are subject to a Share Purchase Agreement pursuant to which the Shareholder has agreed to sell those four (4) shares to Tarpon Industries, Inc. (f/k/a Wall St. Acquisitions, Inc.) ("TII").

      The Shareholder desires to sell to the Corporation the remaining thirty-six (36) shares (the "Redeemed Shares"). Accordingly, the Corporation shall redeem the Redeemed Shares from the Shareholder upon the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the mutual promises, covenants representations and warranties contained herein, the parties agree as follows:

      1. PURCHASE OF REDEEMED SHARES. At Closing, the Corporation shall purchase from the Shareholder, and the Shareholder shall sell to the Corporation, the Redeemed Shares for a purchase price equal to Three Million Six Hundred Three Thousand One Hundred Forty Four and 00/100 Dollars ($3,603,144.00) (the "Purchase Price"), paid as provided in Paragraph 2, below.

      2. PAYMENT OF PURCHASE PRICE. The Corporation shall pay the Purchase Price to the Shareholder as follows:

         A. Two Million Nine Hundred Thirty Three Thousand One Hundred Forty Four and 00/100 Dollars ($2,933,144.00) (the "Closing Cash") shall be paid in cash at Closing subject to the Shareholder's obligations as set forth in Paragraph 3, below.

         B. The balance of the Purchase Price (in the amount of Six Hundred Seventy Thousand and 00/100 Dollars) ($670,000.00) shall be paid to the Shareholder pursuant to a Promissory Note in the form of Exhibit "A" attached hereto, a fully-executed copy of which shall be delivered to the Shareholder by the Corporation at Closing. The Promissory Note will be secured by a pledge of six (6) shares of the Redeemed Shares pursuant to the Stock Pledge And Escrow Agreement in the form attached hereto as Exhibit "B."

      3. NOTE REPAYMENT. At Closing, the Shareholder shall repay to the Corporation his note obligations in the amount of Two Million Nine Hundred Thirty Three Thousand One

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Hundred Forty Four and 00/100 Dollars ($2,933,144.00). The Corporation and the
Shareholder acknowledge that such repayment shall pay in full the note obligations of the Shareholder to the Corporation and is inclusive of any accrued and unpaid interest.

      4. DELIVERIES AT CLOSING. At Closing, the Shareholder shall (i) surrender the Redeemed Shares to the Corporation, duly endorsed for transfer, and (ii) such other closing documents or certificates as the Corporation may reasonably request.

      5. EMPLOYMENT AGREEMENT. At Closing, the TII and the Shareholder shall enter into an employment agreement in the form of Exhibit "C" attached hereto.

      6. CLOSING. The Closing of the transaction contemplated by this Agreement shall take place at the offices of Warner Norcross & Judd LLP, 2000 Town Center, Suite 2700, Southfield, Michigan 48075, on or before April 5, 2004; provided, however, that TII and the Shareholder shall have closed on the Share Purchase Agreement immediately prior to Closing on this Agreement, which closing shall be a precondition to the Shareholder's and the Corporation's obligations hereunder.

      7. REPRESENTATIONS OF SHAREHOLDER. The Shareholder represents and warrants that: (a) he is the sole owner of the Redeemed Shares; and (b) the Redeemed Shares are free and clear of liens or encumbrances of any kind, except for such rights of TII pursuant to the Share Purchase Agreement; and (c) the Shareholder's performance of his obligations under this Agreement will not constitute a breach of any agreement to which he is a party.

      8. REPRESENTATIONS OF CORPORATION. The Corporation represents and warrants that the Corporation's performance of its obligations under this Agreement are not a violation of any corporate or other law to which the Corporation is subject nor will it constitute a breach of any provision of its articles, bylaws or any agreement to which it is a party.

      9. COVENANTS OF CORPORATION. To protect against the Corporation taking any action that may materially alter the structure of the Corporation and the value and rights associated with the pledge Redeemed Shares during the period of time that the Promissory Note is outstanding, the Corporation shall not take, permit or suffer any of the following actions without the prior written consent of the
Shareholder:

         A.    Issue any additional shares of stock of the Corporation;

         B. Amend the Corporation's Articles of Incorporation in any manner, including without limitation, to increase the authorized shares of the Corporation, create classes of stock, authorize preferential rights for shares or create supermajority voting requirements;

         C. Amend the Corporation's Bylaws in any manner, including without limitation, to alter the shareholder or Board of Directors voting provisions, or alter the manner of election of the Board of Directors;

         D.    Reorganize or recapitalize the Corporation's capital structure;

         E. Sell, exchange or lease all or any substantial portion of the Corporation's assets outside of the ordinary course of business;

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      F.    Dissolve the Corporation, become insolvent, or make an assignment for the benefit of creditors;

      G. Voluntary or involuntary case in bankruptcy, receivership, or insolvency is commenced by or against the Corporation;

      H. Merge, consolidate, or reorganize with any other corporation or entity;

      I. Take any action which would render the Corporation unable to conduct its normal business operations.

10.   INDEMNIFICATION AND LIMITATION OF LIABILITY OF SHAREHOLDER.

      A. THE CORPORATION'S INDEMNITY. Shareholder shall indemnify, defend and hold harmless Corporation, its successors and assigns from, against and with respect to any claim, liability, obligation, loss, damage, assessment, judgment, cost and expense (including, without limitation, reasonable attorneys' and accountants' fees and costs and expenses reasonably incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand) of any kind or character arising out of or in any manner incident, relating or attributable to, net of any applicable Corporation insurance proceeds and without giving effect to any tax benefit to the indemnified party, (i) any material inaccuracy in the representations and warranties of the Shareholder contained in Paragraph 7, (ii) any failure by Shareholder to perform or observe, or to have performed or observed, in full any covenant, agreement or condition to be performed or observed by him under this Agreement up and to Closing, (iii) the enforcement of Corporation's rights to purchase the Redeemed Shares under this Agreement, and
            (iv) any agreements, contracts, negotiations or other dealings by EWCO or Shareholder with any person concerning the sale of the Redeemed Shares. However, Shareholder's obligations, if any, to indemnify Corporation hereunder shall be limited to the amount of $350,000.00, in the aggregate, including any amounts which Shareholder may become obligated to TII by way of an indemnification obligation as specified in the Share Purchase Agreement; unless the claim for indemnity is based on the intentional misrepresentation or fraud of Shareholder, in which case there shall be no such limitation on Corporation's right of indemnification.

      B. SHAREHOLDER'S INDEMNITY. Without limiting any other rights or remedies available to Shareholder, the Corporation shall indemnify, defend and hold harmless Shareholder from, against and with respect to any claim, liability, obligation, loss, damage, assessment, judgment, cost and expense (including, without limitation, reasonable attorneys' and accountants' fees and costs and expenses reasonably incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand) of any kind or character arising out of or in any manner, incident, relating or attributable to and without giving effect to any tax benefit to the indemnified party (i) any material inaccuracy in any representation or breach of warranty

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            of the Corporation contained in this Agreement or in any
            certificate, instrument of transfer or other document or agreement executed by the Corporation in connection with this Agreement or otherwise made or given in connection with this Agreement, and (ii) any failure by the Corporation to perform or observe, or to have performed or observed, in full any covenant, agreement or condition to be performed or observed by it under this Agreement or under any certificates or other documents or agreements executed by the Corporation in connection with this Agreement. However, the Corporation's obligations, if any, to indemnify Shareholder hereunder shall not exceed the amount of Three Hundred Fifty Thousand and 00/100 Dollars ($350,000.00), in the aggregate, including any amounts which the Corporation may become obligated to the Shareholder by way of an indemnification obligation as specified in the Share Purchase Agreement, unless the claim for indemnity is based on the intentional misrepresentation or fraud of the Corporation, in which case there shall be no such limitation on Shareholder's right to indemnification.

      C. LIMITATION OF LIABILITY AND REMEDIES. The parties agree that based upon a number of factors, including without limitation, the expedited time schedule for the transaction, the Shareholder's liability to Corporation for any and all matters arising out of this Agreement, or the transactions contemplated herein, including without limitation, any breach of those of Shareholder's representations, warranties, covenants, obligations or conditions which survive Closing, shall be limited to the amount of Three Hundred Fifty Thousand and 00/100 ($350,000.00) Dollars, in the aggregate, including any amounts which Shareholder may become obligated to the Corporation under this Agreement or to TII by way of an indemnification obligation as specified in the Share Purchase Agreement; unless the claim for indemnity is based on the intentional misrepresentation or fraud of Shareholder, in which case there shall be no such limitation on Corporation's right to indemnify. Furthermore, any claim, liability, obligation, loss, damage, assessment, judgment, cost and expense of Corporation, its successors and assigns of any kind or character arising out of or in any manner, incident, relating or attributable to this Agreement, or the transaction described herein, including without limitation those arising from Shareholder's failure to indemnify Corporation, Corporation's successors and assigns, or Shareholder's breach of any representation, warranty, covenant or obligation of this Agreement which survives Closing, shall be satisfied only by way of set-off against the Promissory Note issued to Shareholder by the Corporation in connection with the Redemption Agreement, capped, however, at the amount of Three Hundred Fifty Thousand and 00/100 ($350,000.00) Dollars. Corporation hereby acknowledges and agrees that from and after Closing, its sole remedy with respect to the claims arising hereunder, shall be pursuant to the indemnification provisions contained herein.

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      11. PAYMENT OF EXPENSES. Regardless of whether the transactions contemplated by this Agreement are consummated, the Corporation shall pay all of the expenses incurred by the Shareholder in connection herewith, including expenses related to the services of Shareholder's counsel and accountants with respect hereto.

      12. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and may not be modified or amended orally.

      13. NOTICES. All notices or other documents under this Agreement shall be in writing and delivered personally or mailed by certified mail, postage prepaid, addressed to the parties at their last known addresses.

      14. NON-WAIVER. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that of any other right, unless otherwise expressly provided herein.

      15. CAPTIONS. Captions in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

      16. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the state of Michigan.

      17. COUNTERPARTS. This Agreement may be executed in two or more counterparts each of which shall be deemed an original but all of which together shall be one and the same instrument.

      18. BINDING EFFECT. The provisions of this Agreement shall be binding upon and inure to the benefit of each of the parties and their respective successors and assigns.

      THIS AGREEMENT has been executed by the parties hereto as of the day; year first above written.

EUGENE WELDING COMPANY, a
Michigan corporation

By: /s/ Charles Vanella                                 /s/ Charles Vanella
    ----------------------                              ----------------------
                                                        CHARLES VANELLA

Its: President & CEO

         "Corporation"                                      "Shareholder"